Exhibit 8.1
Subsidiaries
ASM Pacific Holding BV
ASM America, Inc.
ASM Front-End Manufacturing Singapore Pte Limited
ASM Japan K.K.
ASM Microchemistry Oy
ASM Genitech Korea Ltd
ASM Services & Support Malaysia SDN BDH
ASM Europe B.V.
ASM Netherlands Holding B.V.
ASM IP Holding B.V.
ASM France S.A.R.L. (subsidiary of ASM Netherlands Holding B.V.)
ASM Belgium NV (subsidiary of ASM Netherlands Holding B.V.)
ASM United Kingdom Sales B.V. (subsidiary of ASM Netherlands Holding B.V.)
ASM Germany Sales B.V. (subsidiary of ASM Netherlands Holding B.V.)
ASM Italia S.r.l. (subsidiary of ASM Netherlands Holding B.V.)
ASM Services and Support Ireland Ltd. (subsidiary of ASM Netherlands Holding B.V.)
ASM Services and Support Israel Ltd. (subsidiary of ASM Netherlands Holding B.V.)
ASM China Limited
ASM Wafer Process Equipment Singapore Pte Limited
ASM Front-End Sales & Services Taiwan Co., Ltd.